Exhibit 10.13

February 16, 2024

David Longo
[Address]

Dear David,

I am pleased to offer you a new position and title of Chief Financial Officer of Chegg, Inc. (the “Company”), reporting directly to me. Your new annual salary will be $680,000. Your new position and salary will be effective February 21, 2024.

In addition, I am pleased to inform you that subject to the approval of the Company's Board of Directors ("Board") or an authorized Committee delegated by the Board, you will be awarded restricted stock units ("RSU") for a number of shares of the Company's Common Stock equal to approximately $1,900,000 as determined using the Company’s then-current conversion methodology. Grants are made on or about March 12th, 2024. Each RSU represents a contingent right to receive one share of the Company's Common Stock. The RSUs will be subject to the terms and conditions granted under the equity incentive plan (the "Plan") in effect on the date the RSUs are granted, as described in the Plan, the applicable Notice of Restricted Stock Unit, and Restricted Stock Unit Agreement. The Shares will vest 100% after the 1st anniversary of the vesting commencement date.
All other employment terms and conditions currently applicable for your role as VP, Corporate Controller & Chief Accounting Officer remain the same.

Congratulations. We look forward to your continued success.
Sincerely,

/S/ DAN ROSENSWEIG

Dan Rosensweig
Chief Executive Officer

I have read and accept this offer:

Signature of employee: /S/ DAVID LONGO    Date: 2/16/2024

CHEGG, INC.
3990 Freedom Circle Santa Clara, CA 95054 T 408-855-5700
F 408-855-8954
www.chegg.com